RE/MAX Holdings Reports Third Quarter 2018 Results

DENVER, Nov. 1, 2018 /PRNewswire/ --

Third Quarter 2018 Highlights

(Compared to third quarter 2017 unless otherwise noted)

  Total agent count increased 5.4% to 123,905 agents
  U.S. and Canada combined agent count increased 1.2% to 85,698 agents
  Over 100 Motto franchises sold and almost 70 Motto franchises opened since inception
  Revenue increased 11.8% to $54.9 million
  Net income attributable to RE/MAX Holdings, Inc. of $8.1 million and earnings per diluted share (GAAP EPS) of $0.46
  Adjusted EBITDA1 of $29.5 million, Adjusted EBITDA margin1 of 53.7% and Adjusted earnings per diluted share (Adjusted EPS1) of $0.65

RE/MAX Holdings, Inc. (the "Company" or "RE/MAX Holdings") (NYSE: RMAX), parent company of RE/MAX, one of the world's leading franchisors of real estate brokerage services, and Motto Mortgage ("Motto"), an innovative mortgage brokerage franchise, today announced operating results for the quarter ended September 30, 2018.

"We are witnessing a larger-than-expected slowdown in home sales this fall, as homebuyers and sellers adapt to a shifting market," stated Adam Contos, RE/MAX Holdings Chief Executive Officer. "We believe market participants are adjusting to the changing market conditions – price appreciation, low inventory, and rising interest rates – and therefore this recalibration likely represents a temporary transition rather than a lasting trend. It varies by market, but our network is reporting more instances of homes taking longer to sell than in the recent past. It has generally been a seller's market for a while so we think a move toward greater equilibrium will be healthy for housing over the long run."

Contos continued, "Fortunately, in times like these, our differentiated model and competitive advantages stand out. For one thing, the quality and experience of our agents should help them adapt to current market conditions; many have seen and performed well in similar markets in the past. Second, we believe our agent-centric model is more insulated and resilient to sudden dips in transactions than more traditional broker-centric businesses. And third, our Motto Mortgage network continues to expand, which helps diversify revenue during this period of lower agent-count growth and slower home sales. In fact, we recently sold our 100th Motto franchise, and reaching that milestone in under two years is a rare feat for a new franchise brand."

Third Quarter 2018 Operating Results

Agent Count

The following table compares agent count as of September 30, 2018 and 2017:

	As of September 30		Change
	2018	2017	#	%
U.S.	64,290	63,549	741	1.2
Canada	21,408	21,160	248	1.2
Subtotal	85,698	84,709	989	1.2
Outside the U.S. & Canada	38,207	32,859	5,348	16.3
Total	123,905	117,568	6,337	5.4

Revenue

RE/MAX Holdings generated total revenue of $54.9 million in the third quarter of 2018, an increase of $5.8 million or 11.8% compared to $49.1 million in the third quarter of 2017. Revenue increased 6.1% from acquisitions and 6.0% from organic growth, partially offset by a 0.3% decline from foreign-currency movements. The Company waived approximately $1.7 million in fees for hurricane-impacted associates during the third quarter of 2017. Excluding the effect of these fee waivers, organic growth was 2.5% and was driven primarily by increased revenue from agent count increases, Motto expansion, and rising average home prices.

Recurring revenue streams, which consist of continuing franchise fees and annual dues, increased $3.0 million or 9.4% over the third quarter of 2017 and accounted for 63.1% of revenue in the third quarter of 2018 compared to 64.5% in the comparable period in 2017.

Operating Expenses

Total operating expenses were $33.1 million for the third quarter of 2018, a decrease of $3.5 million or 9.6% compared to the third quarter of 2017. Operating expenses decreased due to lower selling, operating and administrative expenses partially offset by increased depreciation and amortization expenses.

Selling, operating and administrative expenses were $27.5 million in the third quarter of 2018, a decrease of $4.4 million or 13.8% compared to the third quarter of 2017 and represented 50.1% of revenue compared to 64.9% in the prior-year period. Third quarter 2017 operating expenses included a $3.7 million loss related to subleasing a portion of our corporate office building as well as a $2.6 million net litigation settlement expense. Excluding the $6.3 million impact of these expenses, selling, operating and administrative expenses increased by $1.9 million primarily due to investments in technology and the acquisition of booj.

Net Income and GAAP EPS

Net income attributable to RE/MAX Holdings was $8.1 million for the third quarter of 2018, an increase of $4.4 million or 119% from the third quarter of 2017. The increase was due to the acquisition of the Northern Illinois region, agent count growth, rising average home prices, and the impact of having waived continuing franchise fees and broker fees for hurricane-impacted associates during the third quarter of 2017, as well as decreased selling, operating and administrative expenses as described above, and favorable changes to the Company's effective tax rate. These benefits were partially offset by increased depreciation and amortization and interest expenses. Reported basic and diluted GAAP EPS were each $0.46 for the third quarter of 2018.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA was $29.5 million for the third quarter of 2018, an increase of $3.6 million or 13.8% from the third quarter of 2017. Adjusted EBITDA increased primarily due to contributions from the acquisition of the Northern Illinois region, agent count growth, rising average home prices, and the impact of having waived continuing franchise fees and broker fees for hurricane-impacted associates during the third quarter of 2017, partially offset by investments in technology. Adjusted EBITDA margin was 53.7% in the third quarter of 2018 compared to 52.7% in the third quarter of 2017.

Adjusted basic and diluted EPS were each $0.65 for the third quarter of 2018 and primarily benefited from the enactment of the Tax Cuts and Jobs Act compared to the prior-year period. The ownership structure used to calculate Adjusted basic and diluted EPS for the quarter ended September 30, 2018 assumes RE/MAX Holdings owned 100% of RMCO, LLC ("RMCO"). The weighted average ownership RE/MAX Holdings had in RMCO was 58.6% for the quarter ended September 30, 2018.

Balance Sheet

As of September 30, 2018, the Company had a cash balance of $51.3 million, an increase of $0.5 million from December 31, 2017. As of September 30, 2018, RE/MAX had $228.4 million of outstanding debt, net of an unamortized debt discount and issuance costs, essentially flat compared to $229.0 million as of December 31, 2017.

Dividend

On October 31, 2018, the Company's Board of Directors approved a quarterly cash dividend of $0.20 per share. The quarterly dividend is payable on November 28, 2018, to shareholders of record at the close of business on November 14, 2018.

Outlook

The Company's fourth quarter and full-year 2018 Outlook assumes no further currency movements, acquisitions or divestitures.

For the fourth quarter of 2018, RE/MAX Holdings expects:

  Agent count to increase 4.25% to 5.25% over fourth quarter 2017;
  Revenue in a range of $48.0 million to $51.0 million; and
  Adjusted EBITDA in a range of $22.0 million to $24.0 million.

For the full-year 2018, RE/MAX Holdings is revising its guidance due to the slowdown in home sales. RE/MAX Holdings now expects:

  Agent count to increase 4.25% to 5.25% over full-year 2017, down from 5.0% to 6.0%;
  Revenue in a range of $210.0 million to $213.0 million, down from $213.0 million to $216.0 million; and
  Adjusted EBITDA in a range of $103.0 million to $105.0 million, down from $103.5 million to $106.5 million.

The effective U.S. GAAP tax rate attributable to RE/MAX Holdings is estimated to be between 15% and 17% in 2018.

Webcast and Conference Call

The Company will host a conference call for interested parties on Friday, November 2, 2018, beginning at 8:30 a.m. Eastern Time. Interested parties can access the conference call using the following dial-in numbers:

U.S.	1-833-287-0798
Canada & International	1-647-689-4457

Interested parties can access a live webcast through the Investor Relations section of the Company's website at investors.remax.com. Please dial-in or join the webcast 10 minutes before the start of the conference call. An archive of the webcast will be available on the Company's website for a limited time as well. For the RE/MAX Quarterly Update Q3 2018 infographic, visit http://rem.ax/2cYFT50.

Basis of Presentation

Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

Footnote:

1 Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS are non-GAAP measures. These terms are defined at the end of this release. Please see Tables 5 and 6 appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

About the RE/MAX Network

RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 120,000 agents provide RE/MAX a global reach of over 100 countries and territories. Nobody in the world sells more real estate than RE/MAX as measured by total residential transaction sides.

RE/MAX, one of the world's leading franchisors of real estate brokerage services, and Motto Mortgage, an innovative mortgage brokerage franchise, are subsidiaries of RMCO, LLC, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE: RMAX).

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as "believe," "intend," "expect," "estimate," "plan," "outlook," "project," "anticipate," "may," "will," "would" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements related to: agent count; franchise sales; revenue; operating expenses; the Company's outlook for the fourth quarter and full year 2018; dividends; non-GAAP financial measures; estimated effective tax rates for 2018; housing and mortgage market conditions, including the Company's belief that recent market changes likely represent a temporary transition rather than a lasting trend and that a move towards equilibrium would be healthy for housing over the long run; economic and demographic trends; competition; technology initiatives; potential transactions; future expansion of Motto Mortgage and such expansion's impact on revenue; and the Company's strategic and operating plans and business models, including ability of the Company's agents to adapt to slower market conditions and our belief that our agent-centric model is resilient and more insulated to a slowdown in real estate transactions compared to more traditional broker-centric businesses. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily accurately indicate the times at which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, without limitation, (1) changes in the real estate market or interest rates and availability of financing, (2) changes in business and economic activity in general, (3) the Company's ability to attract and retain quality franchisees, (4) the Company's franchisees' ability to recruit and retain real estate agents and mortgage loan originators, (5) changes in laws and regulations, (6) the Company's ability to enhance, market, and protect the RE/MAX and Motto Mortgage brands, (7) the Company's ability to implement its technology initiatives, (8) fluctuations in foreign currency exchange rates, (9) the existence and identification of control deficiencies, including the material weakness in our internal control over financial reporting, and any impact of such control deficiencies as well as costs in remediating those control deficiencies, (10) the impact of recent changes to our senior management team, (11) the impact of the findings and recommendations of the previously disclosed Special Committee investigation on the Company and its management and operations, including reputational damage to the Company, time and expenses incurred in implementing the recommendations of the Special Committee, any legal proceedings or governmental or regulatory investigations or actions related to the underlying matters of the Special Committee's internal investigation or other matters, and the diversion of management's time and resources to address such matters, and those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.

TABLE 1
RE/MAX Holdings, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		2017		2017
	2018	As adjusted*	2018	As adjusted*
Revenue:
Continuing franchise fees	$25,495	$23,049	$75,946	$69,298
Annual dues	9,106	8,592	26,775	25,148
Broker fees	13,488	12,125	36,669	32,914
Franchise sales and other revenue	6,777	5,305	22,395	17,844
Total revenue	54,866	49,071	161,785	145,204
Operating expenses:
Selling, operating and administrative expenses	27,461	31,843	90,136	79,167
Depreciation and amortization	5,608	4,286	15,252	15,678
(Gain) loss on sale or disposition of assets, net	(10)	451	(41)	426
Total operating expenses	33,059	36,580	105,347	95,271
Operating income	21,807	12,491	56,438	49,933
Other expenses, net:
Interest expense	(3,050)	(2,598)	(8,945)	(7,414)
Interest income	180	145	397	195
Foreign currency transaction gains (losses)	24	273	(162)	289
Total other expenses, net	(2,846)	(2,180)	(8,710)	(6,930)
Income before provision for income taxes	18,961	10,311	47,728	43,003
Provision for income taxes	(3,420)	(3,021)	(8,429)	(10,786)
Net income	$15,541	$7,290	$39,299	$32,217
Less: net income attributable to non-controlling interest	7,402	3,573	18,529	16,502
Net income attributable to RE/MAX Holdings, Inc.	$8,139	$3,717	$20,770	$15,715

Net income attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$0.46	$0.21	$1.17	$0.89
Diluted	$0.46	$0.21	$1.17	$0.89
Weighted average shares of Class A common stock outstanding
Basic	17,746,184	17,696,991	17,733,910	17,685,683
Diluted	17,771,212	17,737,786	17,767,638	17,726,447
Cash dividends declared per share of Class A common stock	$0.20	$0.18	$0.60	$0.54
_________________________________

*Effective January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), the new revenue recognition standard, retrospectively. All 2017 financial results have been recast to reflect this change. See Note 3 to the Company's unaudited condensed consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2018.

TABLE 2
RE/MAX Holdings, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share amounts)
(Unaudited)

		December 31,
	September 30,	2017
	2018	As adjusted*
Assets
Current assets:
Cash and cash equivalents	$51,263	$50,807
Accounts and notes receivable, current portion, less allowances of $7,247 and $7,223, respectively	21,566	20,284
Income taxes receivable	760	963
Other current assets	5,265	7,974
Total current assets	78,854	80,028
Property and equipment, net of accumulated depreciation of $12,977 and $12,326, respectively	3,626	2,905
Franchise agreements, net	107,032	119,349
Other intangible assets, net	21,911	8,476
Goodwill	150,859	135,213
Deferred tax assets, net	59,449	62,841
Other assets, net of current portion	4,347	4,023
Total assets	$426,078	$412,835
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$783	$517
Accrued liabilities	12,440	15,390
Income taxes payable	105	97
Deferred revenue	25,310	25,268
Current portion of debt	2,665	2,350
Current portion of payable pursuant to tax receivable agreements	4,479	6,252
Total current liabilities	45,782	49,874
Debt, net of current portion	225,770	226,636
Payable pursuant to tax receivable agreements, net of current portion	43,710	46,923
Deferred tax liabilities, net	112	151
Deferred revenue, net of current portion	19,939	20,228
Other liabilities, net of current portion	18,607	19,897
Total liabilities	353,920	363,709
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $0.0001 per share, 180,000,000 shares authorized; 17,746,184 shares issued and outstanding as of September 30, 2018; 17,696,991 shares issued and outstanding as of December 31, 2017	2	2
Class B common stock, par value $0.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of September 30, 2018 and December 31, 2017	—	—
Additional paid-in capital	457,026	451,199
Retained earnings	18,412	8,400
Accumulated other comprehensive income, net of tax	419	459
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	475,859	460,060
Non-controlling interest	(403,701)	(410,934)
Total stockholders' equity	72,158	49,126
Total liabilities and stockholders' equity	$426,078	$412,835
_________________________________

*Effective January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), the new revenue recognition standard, retrospectively. All 2017 financial results have been recast to reflect this change. See Note 3 to the Company's unaudited condensed consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2018.

TABLE 3
RE/MAX Holdings, Inc.
Condensed Consolidated Statements of Cash Flow
(Amounts in thousands)
(Unaudited)

	Nine Months Ended September 30,
		2017
	2018	As adjusted*
Cash flows from operating activities:
Net income	$39,299	$32,217
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,252	15,678
Bad debt expense	1,257	836
(Gain) loss on sale or disposition of assets and sublease, net	(146)	3,859
Equity-based compensation expense	6,141	2,161
Deferred income tax expense	3,503	3,822
Fair value adjustments to contingent consideration	(860)	250
Payments pursuant to tax receivable agreements	(5,047)	(7,296)
Other, net	902	888
Changes in operating assets and liabilities	(3,279)	1,025
Net cash provided by operating activities	57,022	53,440
Cash flows from investing activities:
Purchases of property and equipment and capitalization of developed software and trademark costs	(5,316)	(1,781)
Acquisitions, net of cash acquired of $362 and $0, respectively	(25,888)	—
Net cash used in investing activities	(31,204)	(1,781)
Cash flows from financing activities:
Payments on debt	(2,382)	(1,772)
Distributions paid to non-controlling unitholders	(11,259)	(14,213)
Dividends and dividend equivalents paid to Class A common stockholders	(10,758)	(9,607)
Payment of payroll taxes related to net settled restricted stock units	(895)	(816)
Payment of contingent consideration	(50)	—
Net cash used in financing activities	(25,344)	(26,408)
Effect of exchange rate changes on cash	(18)	1,076
Net increase in cash and cash equivalents	456	26,327
Cash and cash equivalents, beginning of year	50,807	57,609
Cash and cash equivalents, end of period	$51,263	$83,936
_______________________________

*Effective January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), the new revenue recognition standard, retrospectively. All 2017 financial results have been recast to reflect this change. See Note 3 to the Company's unaudited condensed consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2018.

TABLE 4
RE/MAX Holdings, Inc.
Agent Count
(Unaudited)

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2017	2017	2017	2017	2016
Agent Count:
U.S.
Company-owned Regions (1)	50,342	50,432	49,760	49,411	47,397	47,252	46,708	46,240
Independent Regions (1)	13,948	14,063	13,852	13,751	16,152	15,997	15,733	15,490
U.S. Total	64,290	64,495	63,612	63,162	63,549	63,249	62,441	61,730
Canada
Company-owned Regions	6,858	6,915	6,920	6,882	6,924	6,893	6,786	6,713
Independent Regions	14,550	14,451	14,297	14,230	14,236	14,160	14,050	13,959
Canada Total	21,408	21,366	21,217	21,112	21,160	21,053	20,836	20,672
U.S. and Canada Total	85,698	85,861	84,829	84,274	84,709	84,302	83,277	82,402
Outside U.S. and Canada
Independent Regions	38,207	37,221	35,992	34,767	32,859	31,968	30,527	29,513
Outside U.S. and Canada Total	38,207	37,221	35,992	34,767	32,859	31,968	30,527	29,513
Total	123,905	123,082	120,821	119,041	117,568	116,270	113,804	111,915
________________________________________
(1)

As of each quarter end since December 31, 2017, U.S. Company-owned Regions include agents in the Northern Illinois region, which converted from an Independent Region to a Company-owned Region in connection with the acquisition of certain assets of RE/MAX of Northern Illinois, Inc., including the regional franchise agreements issued by us permitting the sale of RE/MAX franchises in the northern region of the state of Illinois, on November 15, 2017. As of the acquisition date, the Northern Illinois region had 2,266 agents.

TABLE 5
RE/MAX Holdings, Inc.
Adjusted EBITDA Reconciliation to Net Income
(Amounts in thousands, except percentages)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		2017		2017
	2018	As adjusted*	2018	As adjusted*
Net income	$15,541	$7,290	$39,299	$32,217
Depreciation and amortization	5,608	4,286	15,252	15,678
Interest expense	3,050	2,598	8,945	7,414
Interest income	(180)	(145)	(397)	(195)
Provision for income taxes	3,420	3,021	8,429	10,786
EBITDA	27,439	17,050	71,528	65,900
(Gain) loss on sale or disposition of assets and sublease, net (1)	(5)	3,980	(146)	3,859
Equity-based compensation expense	2,717	868	6,141	2,161
Acquisition-related expense (2)	141	3,566	1,628	4,398
Special Committee investigation and remediation expense (3)	111	—	2,761	—
Fair value adjustments to contingent consideration (4)	(940)	420	(860)	250
Adjusted EBITDA (5)	$29,463	$25,884	$81,052	$76,568
Adjusted EBITDA Margin (5)	53.7%	52.7%	50.1%	52.7%
________________________________

*Effective January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), the new revenue recognition standard, retrospectively. All 2017 financial results have been recast to reflect this change. See Note 3 to the Company's unaudited condensed consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2018.

(1)	Represents (gain) loss on the sale or disposition of assets as well as the (gains) losses on the sublease of a portion of the Company's corporate headquarters office building.
(2)	Acquisition-related expense includes legal, accounting, advisory and consulting fees incurred in connection with the acquisition and integration of acquired companies.
(3)

Special Committee investigation and remediation expense relates to costs incurred in relation to the previously disclosed investigation by the special committee of independent directors of actions of certain members of our senior management and the implementation of the remediation plan.

(4)

Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liability related to the acquisition of Full House Mortgage Connection, Inc. ("Full House"), a franchisor of mortgage brokers that created concepts used to develop Motto.

(5)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

TABLE 6
RE/MAX Holdings, Inc.
Adjusted Net Income and Adjusted Earnings per Share
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		2017		2017
	2018	As adjusted*	2018	As adjusted*
Net income	$15,541	$7,290	$39,299	$32,217
Amortization of acquired intangible assets	4,841	3,665	13,036	13,894
Provision for income taxes	3,420	3,021	8,429	10,786
Add-backs:
(Gain) loss on sale or disposition of assets and sublease, net (1)	(5)	3,980	(146)	3,859
Equity-based compensation expense	2,717	868	6,141	2,161
Acquisition-related expense (2)	141	3,566	1,628	4,398
Special Committee investigation and remediation expense (3)	111	—	2,761	—
Fair value adjustments to contingent consideration (4)	(940)	420	(860)	250
Adjusted pre-tax net income	25,826	22,810	70,288	67,565
Less: Provision for income taxes at 24% for 2018 and 38% for 2017, respectively	(6,198)	(8,668)	(16,869)	(25,675)
Adjusted net income (5)	$19,628	$14,142	$53,419	$41,890

Total basic pro forma shares outstanding	30,305,784	30,256,591	30,293,510	30,245,283
Total diluted pro forma shares outstanding	30,330,812	30,297,386	30,327,238	30,286,047

Adjusted net income basic earnings per share (5)	$0.65	$0.47	$1.76	$1.39
Adjusted net income diluted earnings per share (5)	$0.65	$0.47	$1.76	$1.38
________________________________

*Effective January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), the new revenue recognition standard, retrospectively. All 2017 financial results have been recast to reflect this change. See Note 3 to the Company's unaudited condensed consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2018.

(1)	Represents (gain) loss on the sale or disposition of assets as well as the (gains) losses on the sublease of a portion of the Company's corporate headquarters office building.
(2)	Acquisition-related expense includes legal, accounting, advisory and consulting fees incurred in connection with the acquisition and integration of acquired companies.
(3)

Special Committee investigation and remediation expense relates to costs incurred in relation to the previously disclosed investigation by the special committee of independent directors of actions of certain members of our senior management and the implementation of the remediation plan.

(4)

Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liability related to the acquisition of Full House.

(5)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

TABLE 7
RE/MAX Holdings, Inc.
Pro Forma Shares Outstanding
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	17,746,184	17,696,991	17,733,910	17,685,683
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Total basic pro forma weighted average shares outstanding	30,305,784	30,256,591	30,293,510	30,245,283

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	17,746,184	17,696,991	17,733,910	17,685,683
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Dilutive effect of unvested restricted stock units (1)	25,028	40,795	33,728	40,764
Total diluted pro forma weighted average shares outstanding	30,330,812	30,297,386	30,327,238	30,286,047
_________________________
(1)	In accordance with the treasury stock method.

TABLE 8
RE/MAX Holdings, Inc.
Free Cash Flow & Unencumbered Cash
(Unaudited)

	Nine Months Ended September 30,
		2017
	2018	As adjusted*
Cash flow from operations	$57,022	$53,440
Less: Purchases of property and equipment and capitalization of developed software and trademark costs	(5,316)	(1,733)
Free cash flow (1)	51,706	51,707

Free cash flow	51,706	51,707
Less: Tax/Other non-dividend distributions to RIHI	(3,723)	(7,430)
Free cash flow after tax/non-dividend distributions to RIHI (1)	47,983	44,277

Free cash flow after tax/non-dividend distributions to RIHI	47,983	44,277
Less: Debt principal payments	(2,348)	(1,763)
Unencumbered cash generated (1)	$45,635	$42,514

Summary
Cash flow from operations	$57,022	$53,440
Free cash flow	$51,706	$51,707
Free cash flow after tax/non-dividend distributions to RIHI	$47,983	$44,277
Unencumbered cash generated	$45,635	$42,514

Adjusted EBITDA	$81,052	$76,568
Free cash flow as % of Adjusted EBITDA	63.8%	67.5%
Free cash flow less distributions to RIHI as % of Adjusted EBITDA	59.2%	57.8%
Unencumbered cash generated as % of Adjusted EBITDA	56.3%	55.5%
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*Effective January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), the new revenue recognition standard, retrospectively. All 2017 financial results have been recast to reflect this change. See Note 3 to the Company's unaudited condensed consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2018.

(1) Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures that are not in accordance with U.S. GAAP, such as Adjusted EBITDA and the ratios related thereto, Adjusted net income, Adjusted basic and diluted earnings per share (Adjusted EPS) and Free cash flow. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP.

The Company defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, interest income and the provision for income taxes, each of which is presented in the unaudited condensed consolidated financial statements included earlier in this press release), adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: loss or gain on sale or disposition of assets and sublease, equity-based compensation expense, acquisition-related expense, Special Committee investigation and remediation expense, expense or income related to changes in the estimated fair value measurement of contingent consideration, and other non-recurring items. The Company now adjusts for expense or income related to changes in the estimated fair value measurement of contingent consideration as it is a noncash item that the Company believes is not reflective of operating performance. Adjusted EBITDA was revised in prior periods to reflect this change for consistency in presentation.

Because Adjusted EBITDA and Adjusted EBITDA margin omit certain non-cash items and other non-recurring cash charges or other items, the Company believes that each measure is less susceptible to variances that affect its operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items. The Company presents Adjusted EBITDA and the related Adjusted EBITDA margin because the Company believes they are useful as supplemental measures in evaluating the performance of its operating businesses and provides greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA and Adjusted EBITDA margin as factors in evaluating the performance of the business.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under U.S. GAAP. Some of these limitations are:

  these measures do not reflect changes in, or cash requirements for, the Company's working capital needs;
  these measures do not reflect the Company's interest expense, or the cash requirements necessary to service interest or principal payments on its debt;
  these measures do not reflect the Company's income tax expense or the cash requirements to pay its taxes;
  these measures do not reflect the cash requirements to pay dividends to stockholders of the Company's Class A common stock and tax and other cash distributions to its non-controlling unitholders;
  these measures do not reflect the cash requirements pursuant to the tax receivable agreements;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;
  although equity-based compensation is a non-cash charge, the issuance of equity-based awards may have a dilutive impact on earnings per share; and
  other companies may calculate these measures differently so similarly named measures may not be comparable.

The Company's Adjusted EBITDA guidance does not include certain charges and costs. The adjustments to EBITDA in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior quarters, such as gain on sale or disposition of assets and sublease and acquisition-related expense, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company's Adjusted EBITDA. The Company is not able to provide a reconciliation of the Company's non-GAAP financial guidance to the corresponding U.S. GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Adjusted net income is calculated as Net income attributable to RE/MAX Holdings, assuming the full exchange of all outstanding non-controlling interests for shares of Class A common stock as of the beginning of the period (and the related increase to the provision for income taxes after such exchange), plus primarily non-cash items and other items that management does not consider to be useful in assessing the Company's operating performance (e.g., amortization of acquired intangible assets, gain on sale or disposition of assets and sub-lease, Special Committee investigation and remediation expense, acquisition-related expense and equity-based compensation expense).

Adjusted basic and diluted earnings per share (Adjusted EPS) are calculated as Adjusted net income (as defined above) divided by pro forma (assuming the full exchange of all outstanding non-controlling interests) basic and diluted weighted average shares, as applicable.

When used in conjunction with GAAP financial measures, Adjusted net income and Adjusted EPS are supplemental measures of operating performance that management believes are useful measures to evaluate the Company's performance relative to the performance of its competitors as well as performance period over period. By assuming the full exchange of all outstanding non-controlling interests, management believes these measures:

  facilitate comparisons with other companies that do not have a low effective tax rate driven by a non-controlling interest on a pass-through entity;
  facilitate period over period comparisons because they eliminate the effect of changes in Net income attributable to RE/MAX Holdings, Inc. driven by increases in its ownership of RMCO, LLC, which are unrelated to the Company's operating performance; and
  eliminate primarily non-cash and other items that management does not consider to be useful in assessing the Company's operating performance.

Free cash flow is calculated as cash flows from operations less capital expenditures, both as reported under GAAP, and quantifies how much cash a company has to pursue opportunities that enhance shareholder value. The Company believes free cash flow is useful to investors as a supplemental measure as it calculates the cash flow available for working capital needs, re-investment opportunities, potential independent region and strategic acquisitions, dividend payments or other strategic uses of cash.

Free cash flow after tax and non-dividend distributions to RIHI is calculated as free cash flow less tax and other non-dividend distributions paid to RIHI (the non-controlling interest holder) to enable RIHI to satisfy its income tax obligations. Similar payments would be made by the Company directly to federal and state taxing authorities as a component of the Company's consolidated provision for income taxes if a full exchange of non-controlling interests occurred in the future. As a result and given the significance of the Company's ongoing tax and non-dividend distribution obligations to its non-controlling interest, free cash flow after tax and non-dividend distributions, when used in conjunction with GAAP financial measures, provides a meaningful view of cash flow available to the Company to pursue opportunities that enhance shareholder value.

Unencumbered cash generated is calculated as free cash flow after tax and non-dividend distributions to RIHI less quarterly debt principal payments less annual excess cash flow payment on debt, as applicable. Given the significance of the Company's excess cash flow payment on debt, when applicable, unencumbered cash generated, when used in conjunction with GAAP financial measures, provides a meaningful view of the cash flow available to the Company to pursue opportunities that enhance shareholder value after considering its debt service obligations.

CONTACT: Investor Contact: Andy Schulz, (303) 796-3287, aschulz@remax.com; Media Contact: Cory Vasquez, (303) 796-3667, cjvasquez@remax.com